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                                                                    Exhibit 8.01

                                 June 18, 2004

New York Mortgage Trust, Inc.
1301 Avenue of the Americas
New York, New York  10019

                          New York Mortgage Trust, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to New York Mortgage Trust, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on December 31, 2003 (No. 333-111668), as amended through the date hereof, with respect to the offering and sale (the "Offering") of 15,000,000 shares of the common stock, par value $0.01 per share, of the Company (the "Common Stock"). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

                  In connection with the Offering, the Company has contracted to acquire all of the limited liability company interests in The New York Mortgage Company, LLC ("NYMC") in exchange for the Company's Common Stock and, at the option of the Company's Board of Directors, cash. After the Offering, the Company and NYMC will make a joint election for NYMC to be treated as a taxable REIT subsidiary of the Company, and NYMC will continue the residential mortgage origination business it has previously conducted.

                  In giving this opinion letter, we have examined the following:

1. the Company's Articles of Amendment and Restatement, in the form filed as an exhibit to the Registration Statement;

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New York Mortgage Trust, Inc.
June 18, 2004
Page 2

2. the Company's Bylaws, in the form filed as an exhibit to the Registration Statement;

3. the Registration Statement, including the prospectus contained as part thereof (the "Prospectus");

4. the Contribution Agreement, dated as of December 22, 2003, among Steven B. Schnall, Joseph V. Fierro, and the Company;

5. the organizational documents of New York Mortgage Funding, LLC, a Delaware limited liability company ("NYMF"); and

6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed, with your consent, that:

1. during its short taxable year beginning on the business day immediately preceding the closing date of the Offering and ending December 31, 2004, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated June 16, 2004 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

2. the Company will not make any amendments to its organizational documents or the organizational documents of NYMC or NYMF after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year; and

3. no action will be taken by the Company, NYMC, or NYMF after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. Where such factual representations involve references to sections of the Internal Revenue Code of 1986, as amended (the "Code") or the Treasury regulations thereunder (the "Regulations"), or to published rulings of the Internal Revenue Service (the "Service"), we have explained those sections and/or rulings, and any other relevant authority to

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New York Mortgage Trust, Inc.
June 18, 2004
Page 3

which such representations refer, to the Company's representatives, and are satisfied that the Company's representatives understand such references and are capable of making such representations. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which is incorporated herein by reference), we are of the opinion that:

                  (a) commencing with the Company's short taxable year beginning on the business day immediately preceding the closing date of the Offering and ending December 31, 2004, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

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New York Mortgage Trust, Inc.
June 18, 2004
Page 4

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the caption "Federal Income Tax Consequences of Our Status as a REIT" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is being furnished to you solely for submission to the SEC as an exhibit to the Registration Statement, and it speaks only as of the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency (other than as contemplated by this paragraph) without our express written consent.

                                        Very truly yours,

                                        /s/ Hunton & Williams LLP